UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

W. P. Carey Inc.

(Exact name of registrant as specified in its charter)

Maryland	45-4549771
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Rockefeller Plaza

New York, New York 10020

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
2.000% Senior Notes due 2023	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333–194389

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered

A complete description of the 2.000% Senior Notes due 2023 issued by W. P. Carey Inc. (the “Securities”), which are to be registered hereunder, is contained under the caption “Description of Debt Securities” in the Prospectus dated March 7, 2014 (the “Base Prospectus”) and under the caption “Description of the notes” in the Prospectus Supplement dated January 14, 2015 to the Base Prospectus, forming a part of the Form S-3 Registration Statement (File No. 333-194389) of W. P. Carey Inc., filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Item 2.	Exhibits

The following exhibits are filed herewith and with the New York Stock Exchange, Inc.

Exhibit No.	Description

4.1

Indenture, dated as of March 14, 2014, between W. P. Carey Inc. and U. S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of W. P. Carey Inc.’s Current Report on Form 8-K filed March 14, 2014).

4.2

Second Supplemental Indenture dated as of January 21, 2015 between W. P. Carey Inc. and U. S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 of W. P. Carey Inc.’s Current Report on Form 8-K filed January 21, 2015).

4.3

Form of Note Representing € 500 Million Aggregate Principal Amount of 2.000% Senior Notes due 2023 (incorporated by reference to Exhibit 4.3 of W. P. Carey Inc.’s Current Report on Form 8-K filed January 21, 2015).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 21, 2015

W. P. Carey Inc.

	By:	/s/ Catherine D. Rice
	Name:	Catherine D. Rice
	Title:	Chief Financial Officer